UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 29, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

23 Corporate Place, Suite 150

Newport Beach, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2014, our Chief Financial Officer and Secretary, Mr. Darren West, passed away.  On March 31, 2014, our Board of Directors appointed Mr. Ian Hobday, our current Chief Executive Officer, to the positions of interim Chief Financial Officer and interim Secretary.  We plan to hire a new Chief Financial Officer and Secretary as soon as possible.

Ian Hobday, age 53, was appointed as a member of our Board of Directors on August 3, 2012 and appointed as our Chief Executive Officer on August 20, 2013.  Mr. Hobday was appointed as our interim Chief Financial Officer and interim Secretary on March 31, 2014, after Mr. Darren West unexpectedly passed away on March 29, 2014.  Mr. Hobday, who also serves as the CEO for Liberty Electric Cars Ltd., our wholly-owned subsidiary, has international experience in sales, marketing and general management and a track record of growing businesses and delivering profit improvement within multinational companies.  He is co-founder of several innovative start-up companies and has extensive experience in developing business opportunities worldwide.  Mr. Hobday’s position as Chief Executive Officer of one of our two operating subsidiaries, as well as his wealth of international experience in sales and marketing led us to believe Mr. Hobday would be an ideal director for our company.

Mr. Hobday holds 6,438,823 shares of our common stock held in the name of Hobbers, Inc., an entity owned by Mr. Hobday, 4,000,000 shares of our common stock in his name, 150,000 shares of our Series A Preferred Stock, and holds options to purchase 2,500,000 shares of our common stock at $0.06 per share.  Currently, Mr. Hobday is not compensated for his services as a member of our Board of Directors.

Additionally, on March 15, 2014, Mr. Alan Rothman tendered his resignation as our Secretary and as one of our Directors pending approval by our Board of Directors.  Mr. Rothman’s resignation was accepted by our Board of Directors on March 31, 2014.

Contemporaneously with filing this Form 8-K we provided a copy to Mr. Rothman and will file any correspondence we receive from Mr. Rothman that is required to be filed in an amended Form 8-K/A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 31, 2014	Green Automotive Company
a Nevada corporation

/s/ Ian Hobday
By: Ian Hobday
Its: Chief Executive Officer

3